Exhibit 10.3

Talis Biomedical Corporation

Non-Employee Director Compensation Policy

Effective Date: February 11, 2021

Amended and Restated: May 25, 2022

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of Talis Biomedical Corporation (the “Company”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (the “Policy”) for his or her Board service. An Eligible Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash may be paid or equity awards are to be granted, as the case may be. This Policy may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board (the “Compensation Committee”).

Annual Cash Compensation

The annual cash compensation amount set forth below is payable to Eligible Directors in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. For clarity, co-chairs of a committee of the Board, if applicable, will each receive full payment of the applicable Service Retainer. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal year, with the pro-rated amount paid for the first fiscal quarter in which the Eligible Director provides the service and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

1. Annual Board Service Retainer:

a. All Eligible Directors: $40,000

b. Chair of the Board Service Retainer (in addition to Eligible Director Service Retainer): $40,000

c. Lead Independent Director Service Retainer, if applicable (in addition to Eligible Director Service Retainer): $22,500

2. Annual Committee Chair Service Retainer:

a. Chair of the Audit Committee: $20,000

b. Chair of the Compensation Committee: $14,000

c. Chair of the Nominating and Corporate Governance Committee: $10,000

d. Chair of the Science, Technology and Clinical Affairs Committee: $10,000

3. Annual Committee Member Service Retainer (not applicable to Committee Chairs):

a. Member of the Audit Committee: $10,000

b. Member of the Compensation Committee: $7,000

c. Member of the Nominating and Corporate Governance Committee: $5,000

d. Member of the Science, Technology and Clinical Affairs Committee: $5,000

1.

Equity Compensation

The equity compensation set forth below will be granted under the Company’s 2021 Equity Incentive Plan (the “Plan”). All stock options granted under this Policy will be nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying common stock of the Company (the “Common Stock”) on the date of grant, and a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan, provided that upon a termination of service other than by death or for cause, the post-termination exercise period will be 12 months from the date of termination).

1. Initial Grant: For each Eligible Director who is first elected or appointed to the Board, on the date of such Eligible Director’s initial election or appointment to the Board (or, if such date is not a market trading day, the first market trading day thereafter), the Eligible Director will be automatically, and without further action by the Board or the Compensation Committee of the Board, granted a stock option to purchase the number of shares of Common Stock that is equal to the lesser of (x) 190,000 or (y) the number of shares of Common Stock with an aggregate Black-Scholes option value of $340,000 (the “Initial Grant”). The shares subject to each Initial Grant will vest in equal monthly installments over a three year period such that the option is fully vested on the third anniversary of the date of grant, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through each such vesting date and will vest in full upon a Change in Control (as defined in the Plan).

2. Annual Grant: On the date of each annual stockholder meeting of the Company, each Eligible Director who continues to serve as a non-employee member of the Board following such stockholder meeting (excluding any Eligible Director who is first appointed or elected to the Board at such meeting) will be automatically, and without further action by the Board or the Compensation Committee of the Board, granted a stock option to purchase the number of shares of Common Stock that is equal to the lesser of (x) 95,000 or (y) the number of shares of Common Stock with an aggregate Black-Scholes option value of $190,000 (the “Annual Grant”). The shares subject to the Annual Grant will vest in equal monthly installments over the 12 months following the date of grant, provided that the Annual Grant will in any case be fully vested on the date of the Company’s next annual stockholder meeting, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through such vesting date and will vest in full upon a Change in Control (as defined in the Plan). With respect to an Eligible Director who is first elected or appointed to the Board on a date other than the date of the Company’s annual stockholder meeting, upon the Company’s first annual stockholder meeting following such Eligible Director’s first joining the Board, such Eligible Director’s first Annual Grant will be pro-rated to reflect the time between such Eligible Director’s election or appointment date and the date of such first annual stockholder meeting.

Non-Employee Director Compensation Limit

2.

Notwithstanding the foregoing, the aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director (as defined in the Plan) shall in no event exceed the limits set forth in Section 3(d) of the Plan.

Compensation for Consulting Services

No Eligible Director shall be entitled to receive any direct compensation from the Company for service as a consultant, independent contractor, or the like (other than pursuant to this Policy) unless such compensation has been approved, in advance, by the Compensation Committee.

3.